EXHIBIT 10.9a

EMPLOYMENT AGREEMENT

(PATRICK OLNEY)

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 1, 2014, by and between TRW Automotive Inc. (the “Company”) and Patrick Olney (“Executive”).

WHEREAS, Executive desires to be employed by the Company and the Company desires to employ Executive pursuant to the terms and conditions of this Agreement;

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.              Effectiveness; Term of Employment.

a.                                      Effectiveness.  This Agreement shall constitute a binding agreement between the parties as of the date hereof (the “Effective Date”).

b.                                      Term.  Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on December 31, 2014 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing January 1, 2015 and on each January 1 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2.              Position.

a.                                      During the Employment Term, Executive shall serve as the Company’s Executive Vice President and Chief Operating Officer once appointed to such positions at the first scheduled meeting of the Board of Directors of the Company (the “Board”) following the Effective Date.  In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer of the Company (the “CEO”) and will report to the CEO.

b.                                      During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, that nothing herein shall preclude Executive, subject to the prior approval of the Board, which approval shall not be unreasonably withheld, from accepting appointment to, or continuing to serve on, any board of directors or trustees of any business corporation or any charitable organization; provided, in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3.              Base Salary.  During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $850,000, payable in regular installments in accordance with the Company’s usual payment practices.  The Board shall annually review Executive’s base salary and Executive shall be entitled to such increases (but no decreases), if any, as may be determined in the sole discretion of the Board.  Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.              Annual Bonus.  Each fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”), the target of which will be one hundred twenty percent (120%) of Executive’s Base Salary (the “Target Annual Bonus”) based upon the achievement of objectives established by the Compensation Committee of the Board of Directors of TRW Automotive Holdings Corp. (the “Compensation Committee”) annually for defined measures of EBITDAP and cash flow.  In addition, up to fifty percent of the Target Annual Bonus will be based on additional factors determined to be relevant by the Compensation Committee, which may include industry-specific and general economic conditions as well as strategic factors.  Any Annual Bonus declared by the Company shall be paid to Executive in the calendar year following the year to which it relates, as soon as administratively practicable following the determination of the Annual Bonus, but in no event later than March 15th of the calendar year following the year to which the Annual Bonus relates.

5.              Employee Benefits.  During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (including medical, disability, retirement, 401(k), life insurance and accidental death and dismemberment, but not including severance, bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are provided to other senior executives of the Company (other than the CEO), which currently include the employee benefits listed on Schedule 5A.  Executive agrees and acknowledges that the Company may modify or terminate any of its benefit plans at any time and any such change or termination would supersede this Agreement.  To the extent any reimbursement or in-kind benefit provided herein is includable in Executive’s income, any such reimbursements or benefits shall be paid promptly to Executive in accordance with past practice (if any), but in no event later than December 31st of the year following the year in which Executive incurs the expense, and the amount of any reimbursement or in-kind benefit provided in one year shall not affect the amount of any such reimbursement or benefit provided in a subsequent year.

6.              Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.  To the extent any reimbursement or in-kind benefit provided herein is includable in Executive’s income, any such reimbursements or benefits shall be paid promptly to Executive in accordance with past practice (if any), but in no event later than December 31st of the year following the year in which Executive incurs the expense, and the amount of any reimbursement or in-kind benefit provided in one year shall not affect the amount of any such reimbursement or benefit provided in a subsequent year.

7.              Termination.  The Employment Term and Executive’s employment hereunder may be terminated by the Company or Executive at any time and for any reason; provided, that

Executive will be required to give the Company at least 60-days advance written notice of any resignation of Executive’s employment.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a.                                      By the Company For Cause or By Executive Resignation Without Good Reason.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation without Good Reason (as defined in Section 7(c)).

(ii)  For purposes of this Agreement, “Cause” shall mean (A) Executive’s continued failure to work on a full-time basis and failure substantially to perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness), provided, however, that it is understood that this Section 7(a)(ii) shall not permit the Company to terminate Executive’s employment for Cause because of dissatisfaction with the quality of services provided by, or disagreement with the actions taken by, Executive in the good faith performance of Executive’s duties to the Company, (B) Executive’s conviction of, or plea of nolo contendere to a crime constituting a felony under the laws of the United States or any state thereof, (C) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder which has been injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (D) Executive’s breach of the provisions of Sections 8 or 9 of this Agreement, other than an insignificant breach of Section 9 as reasonably determined by the Company; provided, however, that no act or omission shall be “willful” (1) to the extent taken by Executive at the direction of the CEO or the Board or (2) if effected with Executive’s reasonable belief that such action or failure to act was in the Company’s best interest.  The Company shall be required to give Executive written notice of the event(s) constituting Cause for termination for purposes of this Agreement and, in the case of the event described in clauses (A) or (D) hereof, if curable without additional financial harm to the Company, Executive shall have 30 days after receipt from the Company of such notice to cure such event(s) constituting Cause.

(iii)  If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

(A)                               the Base Salary through the date of termination;

(B)                               any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

(C)                               reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(D)                               such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans, programs or arrangements of the Company or its affiliates pursuant to the terms of such plans, programs or arrangements (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.                                      Disability or Death.

(i)  The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).

(ii)  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)                               the Accrued Rights; and

(B)                               a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof for the fiscal year in which such termination occurs based upon the percentage of such fiscal year that shall have elapsed through the date of Executive’s termination of employment (the “Pro Rata Bonus”), payable when such Annual Bonus would have otherwise been payable had Executive’s employment not terminated.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.                                       By the Company Without Cause (Other than Due to Death or Disability) Prior to a Change in Control (as defined in Section 7(d)(ii)) or On or Following the First Anniversary of such Change in Control or Due to Resignation by Executive for Good Reason Prior to a Change in Control or On or Following the First Anniversary of such Change in Control.

(i)  The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause (other than due to death or Disability) prior to a Change in Control or on or following the first anniversary of such Change in Control or due to resignation by Executive for Good Reason prior to a Change in Control or on or following the first anniversary of such Change in Control.

(ii)  For purposes of this Agreement, “Good Reason” shall mean:

(A)                               the failure of the Company to pay or cause to be paid or provide Executive’s Base Salary, Annual Bonus or Employee Benefits when due hereunder,

(B)                               any requirement that Executive’s principal office shall be located other than within the Michigan counties of Wayne, Oakland, Macomb and Washtenaw,

(C)                               any adverse change in Executive’s reporting relationship, or

(D)                               any material diminution for a period of at least 30 days in Executive’s authority or responsibilities from those described in Section 2 hereof;

provided, that the events described in clauses (A), (B), (C), or (D) of this Section 7(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within

(1)                               thirty days after receipt from Executive of written notice of the event which constitutes Good Reason pursuant to clauses (B), (C) or (D) or

(2)                               ten days after receipt from Executive of written notice of the event which constitutes Good Reason pursuant to clause (A) or such greater period of time, but not more than thirty days, as shall be required by Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations and related guidance promulgated thereunder (collectively referred to herein as “Section 409A”).

(iii)  If (x) Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) prior to a Change in Control or on or following the first anniversary of such Change in Control, or (y) Executive resigns for Good Reason prior to a Change in Control or on or following the first anniversary of such Change in Control, Executive shall be entitled to receive:

(A)                               the Accrued Rights;

(B)                               subject to Executive’s continued compliance with the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), (x) continued payment of the Executive’s Base Salary and (y) a monthly payment equal to Executive’s Average Annual Bonus (as defined below) divided by twelve (12), for a period of eighteen (18) months following the date of such termination; provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than retirement benefit plans; and

(C)                               continued provision of a car allowance and medical, dental, life insurance and disability benefit coverage benefits provided at the level provided immediately prior to the date of such termination for a period of eighteen (18) months immediately following the date of such termination (the “Continued Benefits”); and

(D)                               the Pro Rata Bonus, payable when such bonus would have otherwise been payable had Executive’s employment not terminated.

As used in this Agreement, “Average Annual Bonus” means the average of the Annual Bonuses earned by Executive with respect to each of the previously completed fiscal years occurring during the Employment Term (up to a maximum of the three most recently completed fiscal years) or, if such termination of employment occurs prior to December 31, 2014, Executive’s Target Annual Bonus.

(iv)  Notwithstanding any other provision of this Section 7(c), if Executive’s employment is terminated prior to a Change in Control but after the initial discussions with any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) regarding a Change in Control (the “Discussion Period”), by the Company (i) at the request of such person or group involved in the Change in Control or (ii) without Cause but otherwise in connection with or in anticipation of a Change in Control and such Change in Control subsequently occurs or if Executive resigns with Good Reason during the Discussion Period and such Change in Control subsequently occurs, then Executive shall also be entitled to (x) the payment of an amount equal to that provided in Section 7(d)(iii)(B)(2) as if Executive was terminated as of the consummation of such Change in Control and (y) the payment of the unpaid severance described in Section 7(c)(iii)(B), as soon as practicable, but in no event later than ten (10) days following such Change in Control.  Notwithstanding anything to the contrary herein, in the event the Change in Control occurs within the first six (6) months following Executive’s separation from service, payment of the amounts described in (x) and (y), to the extent they constitute Excess Amounts (as defined in Section 7.h.(ii)(B)), shall not be paid until the six-month anniversary of the date of Executive’s separation from service, in accordance with the requirements of Section 7.h.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) prior to a Change in Control or on or following the first anniversary of such Change in Control, or by Executive’s resignation for Good Reason prior to a Change in Control or on or following the first anniversary of such Change in Control, except as set forth in Section 7(c)(iii) or Section 7(c)(iv), as applicable, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.                                      By the Company Without Cause (Other than Due to Death or Disability) Following a Change in Control but Prior to the First Anniversary of such Change in Control or Due to Resignation by Executive for Good Reason Following a Change in Control but Prior to the First Anniversary of such Change in Control.

(i)  The Employment Term and Executive’s employment hereunder may be terminated (x) by the Company without Cause (other than due to death or Disability) following a Change in Control but prior to the first anniversary of such Change in Control or (y) due to resignation by Executive for Good Reason following a Change in Control but prior to the first anniversary of such Change in Control.

(ii)  For purposes of this Agreement, “Change in Control” shall mean (A) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of TRW Automotive Holdings Corp. (“Holdings”) or the Company to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than Automotive Investors L.L.C. (“AI”) or any of its Affiliates (as defined below), (B) any person or group, other than Holdings, AI or any of its Affiliates, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of Holdings or the Company, including by way of merger, consolidation or otherwise and AI or any of its Affiliates do not control the Board of Directors of Holdings (the “Holdings Board”) or the Board or (C) any “person” or “group” (as defined above) other than Holdings, AI or its Affiliates acquires (or acquired during the 12-month period ending on the date of the most recent acquisition of such person or group) ownership of stock of Holdings or the Company possessing 30 percent or more of the total voting power of the stock of Holdings or the Company, as applicable, or (D) a majority of the members of the Board of Directors of Holdings (the “Holdings Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Holdings Board, as it was constituted at the beginning of such 12-month period.  For purposes of this Section 7(d)(ii), the term “Affiliate” means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with AI.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to AI, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of AI, whether through the ownership of voting securities, by agreement or otherwise.

(iii)  If (x) Executive is terminated by the Company without Cause (other than due to death or Disability) following a Change in Control but prior to the first anniversary of such Change in Control or (y) if Executive resigns with Good Reason following a Change in Control but prior to the first anniversary of such Change in Control, Executive will be entitled to receive:

(A)                               the Accrued Rights;

(B)                               subject to Executive’s continued compliance with the provisions of Sections 8 and 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), a lump-sum payment, payable as soon as practicable, but in no event later than ten (10) business days, following such termination of employment, except as otherwise provided under Section 7.h. for any Excess Amount (as defined in Section 7.h.(ii)(B)), equal to the sum of (1) one-and-one-half (1.5) times the sum of (x) Executive’s Base Salary and (y) Executive’s Average Annual Bonus plus (2) the product of (I) the sum of (x) and (y) multiplied by (II) a fraction, the numerator of which is the number of months from the date of Executive’s termination of employment until the first anniversary of the Change in Control and the denominator of which is twelve (12); provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than retirement benefit plans;

(C)                               the Continued Benefits; and

(D)                               the Pro Rata Bonus, payable when such bonus would have otherwise been payable had Executive’s employment not terminated.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) following a Change in Control but prior to the first anniversary of such Change in Control, or by Executive’s resignation for Good Reason following a Change in Control but prior to the first anniversary of such Change in Control, except as set forth in this Section 7(d)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

e.                                       Expiration of Employment Term.

(i)  Election Not to Extend the Employment Term.  In the event either party elects not to extend the initial or any extended Employment Term pursuant to Section 1(b), unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b), (c) or (d) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the last day of the then-current Employment Term, without further extension.

(ii)  Continued Employment Beyond the Expiration of the Employment Term.  Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.  The restrictions of Section 8 will not apply if Executive’s employment is terminated upon or subsequent to the expiration of the Employment Term.

(iii)  Executive’s Termination of Employment Upon the Expiration of the Employment Term.  In the event that Executive’s employment with the Company is terminated upon the expiration of the Employment Term due to the Company’s election not to renew the Employment Term, Executive will be entitled to receive the following:

(A)                               the Accrued Rights;

(B)                               subject to Executive’s continued compliance with the provisions of Section 9 (except for insignificant breaches of Section 9 as reasonably determined by the Company), (x) continued payment of Executive’s Base Salary and (y) a monthly payment equal to Executive’s Average Annual Bonus (as defined in Section 7.c.(iii)) divided by twelve (12), for a period of twelve (12) months following the date of such termination; provided, that Executive shall not be entitled to any other cash severance or cash termination benefits under any other plans, programs or arrangements of the Company or its affiliates other than retirement benefit plans;

(C)                               continued provision of a car allowance and medical, dental, life insurance and disability benefit coverage benefits provided at the level provided immediately prior to the date of such termination for a period of one (1) year immediately following the date of such termination; and

(D)                               the Pro Rata Bonus, payable when such bonus would have otherwise been payable had Executive’s employment not terminated.

Following such termination of Executive’s employment hereunder as a result of, or following, either party’s election not to extend the Employment Term, except as set forth in this Section 7(e)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

f.                                        Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

g.                                       Board/Committee Resignation.  Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

h.                                      In order to comply with Section 409A, the following provisions shall apply:

(i)                                     For purposes of Section 7 of this Agreement, a termination of employment means a “separation from service” as defined by Section 409A.

(ii)                                  All payments due under Sections 7.c. through e. (other than the Permitted Items, as defined in Section 7.h.(ii)(C)) following an involuntary separation from service, as defined by Section 409A, including any resignation by Executive for Good Reason, whether in connection with any Change in Control or otherwise, shall be made subject to the following:

(A)                                During the first six (6) months following Executive’s involuntary separation from service, in no event shall the amount payable hereunder exceed two times the lesser of (1) Executive’s annualized compensation based on Executive’s annual rate of pay for the calendar year preceding the calendar year in which the separation from service occurs and (2) the limitation in effect under Code Section 401(a)(17) for the year in which Executive’s separation from service occurs.

(B)                                To the extent the amount otherwise payable hereunder during the first six (6) months following Executive’s involuntary separation from service would, but for subsection (A) above, exceed two times the lesser of (1) Executive’s annualized compensation based on

Executive’s annual rate of pay for the calendar year preceding the calendar year in which the separation from service occurs and (2) the limitation in effect under Code Section 401(a)(17) for the year in which Executive’s separation from service occurs (referred to herein as the “Excess Amount”), the Excess Amount shall be accumulated and paid to Executive in a lump sum on the six-month anniversary of the date of Executive’s separation from service (or the first business day thereafter, if such anniversary date is not a business day).  Any remaining installments or lump sum payments payable hereunder shall continue or otherwise be made in accordance with the applicable provisions of this Agreement.

(C)                                All amounts to be provided to Executive under Sections 7.c. through e. shall be taken into account in determining the Excess Amount, and therefore subject to the six (6) month delay in payment described above, other than the following (collectively, the “Permitted Items”):

(1)                                 The Accrued Rights.

(2)                                 Any Pro Rata Bonus.

(3)                                 Any benefits continued hereunder for medical, dental, life insurance and disability benefits following Executive’s separation from service that are excludable from income.

(4)                                 Expenses or benefits that are includable in income to the extent such amounts do not exceed the limit in effect under Code Section 402(g) for the year in which Executive’s separation from service occurs.

Accordingly, the Permitted Items may be paid or provided to Executive during the first six months following separation from service in accordance with the applicable provisions of this Agreement.

(iii)                           To the extent any reimbursement for an expense or in-kind benefit incurred prior to separation from service is includable in Executive’s income, such reimbursements shall be paid promptly to Executive in accordance with past practice, but in no event later than December 31st of the year following the year in which Executive incurs the expense, and the amount of any reimbursement or in-kind benefit provided in one year shall not affect the amount of any such reimbursement or benefit provided in a subsequent year.

i.                                          Amounts otherwise payable under Sections 7.c.(iv) or 7.d.(iii) that are delayed for a period of six (6) months following Executive’s separation from service in accordance with Section 7.h. and the entire amount payable under Section 7.e.(iii), shall be contributed by the Company to a grantor trust established by the Company with an independent trustee immediately following the occurrence of all events giving rise to Executive’s entitlement to such amounts.  The costs and fees associated with establishing and maintaining such grantor trust shall be borne by the Company.  The amounts held in trust shall be invested in a stable value fund or other similar investment vehicle, which seeks to preserve principal while earning interest income.  The investment vehicle shall be selected by an independent investment manager appointed by the Company.  The interest income realized shall be included in and paid to Executive as and when Executive’s severance payments under this Section 7 are made.

8.              Non-Competition.

a.                                      Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

(i)  During the Employment Term and for a period of eighteen (18) months following the date Executive ceases to be employed by the Company (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in connection with a Competitive Business (as defined in Section 8(a)(ii)(A)), other than solicitation or assistance on behalf of, a Permitted Competitive Employer (as defined in Section 8(a)(ii)(E)), the business of any client or prospective client:

(A)                               with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

(B)                               with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year period immediately preceding Executive’s termination of employment; or

(C)                               for whom Executive had direct or indirect responsibility during the one year period immediately preceding Executive’s termination of employment.

(ii)  During the Restricted Period, Executive will not, directly or indirectly:

(A)                               engage in any business that competes with any business of the Company or its subsidiaries that represents at least 10% of the consolidated revenues of the Company and its subsidiaries in any geographic area (including, without limitation, any business which the Company or its subsidiaries have specific plans to conduct in the future and as to which Executive is aware of such planning) (a “Competitive Business”);

(B)                               enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(C)                               acquire a financial interest in, or otherwise become actively involved with, a Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(D)                               act to discourage, or attempt to discourage, business relationships (whether formed before, on or after the date of this Agreement) between the

Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

(E)                                Notwithstanding the foregoing, this Section 8(a)(ii) shall not preclude Executive from entering the employ of, rendering services to, acquiring a financial interest in, or otherwise becoming actively involved in, any Person (a “Permitted Competitive Employer”) which engages in a Competitive Business if the gross revenues of all such Competitive Businesses of such Person and its affiliates for the Person’s most recently completed fiscal year did not equal or exceed $500,000,000.

(iii)  Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(iv)  During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly (except to the extent any current or former employees described below are retained through general public advertisement):

(A)                               solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(B)                               hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

b.                                      It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9.              Confidentiality; Intellectual Property.

a.                                      Confidentiality.

(i)  Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company and its subsidiaries (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information — including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, strategies and plans — concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.  Notwithstanding anything in this Agreement to the contrary, Executive may disclose Confidential Information to customers, suppliers, insurers, lenders, investors and other parties in the performance of Executive’s duties hereunder, provided that Executive reasonably believes such disclosure to be in the best interests of the Company.

(ii)  “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided, that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.  This Section 9(a)(ii) shall not be construed to preclude Executive from using Executive’s acquired knowledge, experience and expertise gained during the Employment Term in any subsequent employment, provided that such use does not include the disclosure or other use in any manner of Confidential Information.

(iii)  Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)  Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b.                                      Intellectual Property.

(i)  If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.  A list of all such material Works as of the date hereof is attached hereto as Exhibit A.

(ii)  If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)  Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv)  Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(v)  The provisions of Section 9 shall survive the termination of Executive’s employment for any reason.

10.       Specific Performance.  Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach.  In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.       Miscellaneous.

a.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

b.                                      Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.                                       No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.                                      Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e.                                       Assignment.  This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

f.                                        No Mitigation; No Set Off.  Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.  The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates.

g.                                       Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

h.                                      Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

12001 Tech Center Drive

Livonia, MI  48150

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

i.                                          Executive Representation.  Executive hereby represents and warrants to the Company that (a) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder does not and shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and (b) Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any other person or entity.

j.                                         Attorney’s Fees.  If Executive incurs legal fees and expenses in an effort to secure, preserve or establish entitlement to compensation and benefits under this Agreement, the Company shall reimburse Executive for such fees and expenses to the extent that the Executive substantially prevails in such dispute.  To the extent any reimbursement provided herein is includable in Executive’s income, any such reimbursement shall be paid promptly to Executive, but in no event later than December 31st of the year following the year in which Executive’s right to such reimbursement is established hereunder, and the amount of any reimbursement provided in one year shall not affect the amount of any such reimbursement provided in a subsequent year.

k.             Indemnification.  The Company shall indemnify and hold Executive harmless, to the extent permitted by law, against judgments, claims, losses, damages, fines, amounts paid in settlement and expenses, including attorney’s fees (paid quarterly) incurred by Executive, in connection with any action or proceeding (or any appeal from any action or proceeding) with respect to the Company or activities engaged in by Executive in the course of employment with the Company in which Executive is made, or is threatened to be made, a party or a witness.  Executive shall also be given the benefit of any directors and officers liability insurance policy that protects other senior executives of the Company.

l.              Cooperation.  Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder.  This provision shall survive any termination of this Agreement.

m.           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

n.             Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

TRW Automotive Inc.			Patrick Olney

By:	/s/ Neil E. Marchuk		/s/ Patrick Olney
	Name:	Neil E. Marchuk
	Title:	Executive Vice President,
Human Resources

Exhibit A

List of Prior Works

None.

Schedule 5A

Benefits Summary

Benefits Equalization Plan — Executive may enroll beginning with the next available open enrollment period.

A nonqualified benefit plan which allows participants to make-up deferrals, including the Company match, if any, to the Company’s 401(k) Plan otherwise unavailable due to limitation under the Internal Revenue Code.  The Plan is unfunded with book investments which mirror those available within the TRW Automotive Retirement Savings Plan for Salaried Employees, the Company’s salaried 401(k) Plan.  Executive is an unsecured creditor with respect to amounts deferred under this Plan.

Company Vehicle

A car allowance during the Employment Term at a level comparable to that provided to other senior executives of the Company based in the U.S. (other than the CEO).

Financial Planning

Financial counseling through AYCO at a level comparable to that provided to other senior executives of the Company based in the U.S. (other than the CEO).

Life Insurance

Coverage provided comparable to that provided to other senior executives of the Company (other than the CEO).

Long-Term Disability

Provides benefits in an amount equal to 40% of eligible compensation for those disabled in accordance with the terms of the Plan.  Participants may enroll for an additional 20% of eligible compensation.  Participant contributions are required for the additional benefit.

TRW Automotive Defined Contribution Salaried Retirement Plan

A non-qualified plan under which the Company will make periodic contributions on your behalf comparable to that provided to other senior executives of the Company based in the U.S. (other than the CEO).